TRANSITION AND SEPARATION AGREEMENT AND GENERAL RELEASE

This Transition and Separation Agreement and General Release ("Agreement") is entered into by and between Bio-Techne Corporation, a Minnesota corporation (the “Company”), and Dr. Matt McManus (the “Executive”).

WHEREAS, the Executive and the Company are parties to that certain Executive Employment Agreement dated as of January 8, 2024 (the “Employment Agreement”); and

WHEREAS, the Executive and the Company desire to enter into an agreement regarding the Executive’s transition from the Executive’s position as President – Diagnostics & Spatial Biology Segment and later separation of employment from the Company and a release of claims;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Executive agree as follows:

1.Separation from Employment. The Executive’s employment with the Company is hereby terminated without Cause (as defined in the Employment Agreement) at the close of business on April 1, 2026 (such date referred to as the “Separation Date,” unless the Separation Date is accelerated pursuant to Section 2 below). Effective March 1, 2026, Executive shall no longer be President - Diagnostics & Spatial Biology Segment, and shall transition to an executive advisory role through the Separation Date.
2.Transition Period and Supplemental Payments and Benefits. Provided that the Executive signs and returns this Agreement to the Company within 21 calendar days after the Executive’s receipt of this Agreement, does not revoke this Agreement pursuant to Section 13 below and complies with its terms:
(a)From the date of this Agreement until the Separation Date (the “Transition Period”), the Executive shall remain a Company Executive, continue to serve as an Executive advisor, transition the Executive’s responsibilities to such person(s) as are designated by the Company, and provide such other services as are reasonably requested by Company.
(b)During the Transition Period, the Company will continue to pay the Executive the Executive’s pro-rated base salary in accordance with the Company’s regular payroll practices. Additionally, the Executive will continue to participate in any available Company Executive health benefit plans and policies (but not any bonus, short- or long-term incentive plans or policies except as otherwise provided in Section 2(d) below in which the Executive currently participates, as in effect or amended from time to time.

(c)Provided that the Executive also signs and returns to the Company the Supplemental Release attached as Exhibit A to this Agreement (the "Supplemental Release") within 21 calendar days after (but not before) the Separation Date and does not revoke it pursuant to Section 5 of the Supplemental Release, the Company shall pay the Executive the Termination Severance Payments (as defined in the Employment Agreement), with such payments to be paid or provided in substantially equal installments during the one-year period following the Separation Date, with the first such installment paid within 60 days of the Separation Date and to include the portion of the Termination Severance Payments that were scheduled to be paid between the Separation Date and the payment date of such first installment. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the portion of the

Termination Severance Payments that represents payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any statute or regulation of similar effect, then in lieu of the Company’s continuing to pay the COBRA premiums as part of the Termination Severance Payments, the Company may instead elect to pay the Executive, on the first day of each month, a fully taxable cash payment equal to the employer portion of the COBRA premiums for that month, for each remaining month during which the Executive is eligible to receive Termination Severance Payments under this Agreement.

(d)Provided that the Executive also signs and returns to the Company the Supplemental Release within 21 calendar days after (but not before) the Separation Date and does not revoke it pursuant to Section 5 of the Supplemental Release, the Company shall pay the Executive an annual cash bonus under Bio-Techne’s Management Incentive Plan (the “Management Incentive Plan”) for 2026, based on actual performance as determined by the Compensation Committee of the Board in its sole discretion, and prorated based on a fraction, the numerator of which is the number of days from July 1, 2025 until the Separation Date and the denominator of which is 365. Such bonus will be paid to you at the same time 2026 bonuses under the Management Incentive Plan are paid to the Company’s executive officers, but in no event later than would be permitted under the short-term deferral period defined by Section 409A of the Code.

The Executive acknowledges and agrees that the foregoing payments and benefits each provide the Executive with valuable consideration to which the Executive would not otherwise be entitled if the Executive had not signed this Agreement.

Notwithstanding the provisions of Sections 1 and 2 above, the Company may accelerate the Executive’s Separation Date to (and thus the Transition Period will end on) a date prior to March 31, 2026 designated by the Company if the Executive engages in conduct that would constitute Cause as defined in Section 4.1(f) of the Employment Agreement. In such event, the Executive will not be entitled to the benefits described in Section 2(c) above and will only be entitled to that portion of the salary and benefits described in Section 2(b) above that accrued prior to the accelerated Separation Date.

3.Final Paycheck and Business Expenses. Regardless of whether the Executive signs this Agreement, the Company will pay, on the first regularly scheduled pay date following the Separation Date, the Executive’s final paycheck for the Executive’s employment services through the Separation Date. The Company also will reimburse the Executive for reasonable business expenses appropriately incurred by the Executive prior to the Separation Date in furtherance of the Executive’s employment with the Company, subject to the Company’s applicable business expense reimbursement policy. The Executive shall submit all requests to the Company for expense reimbursements no later than the Separation Date. Any requests submitted thereafter shall not be eligible for reimbursement, except as required by applicable law.
4.Executive Benefits. Except as set forth in this Agreement or as otherwise required by applicable law, the Executive’s participation in and rights under any Company Executive benefit plans and programs will be governed by the terms and conditions of those plans and programs, which plans, programs, terms and conditions may be amended, modified, suspended or terminated by the Company at any time for any or no reason to the extent permitted by law. For the avoidance of doubt, each of the Executive’s equity awards under the Bio-Techne Corporation 2020 Equity Incentive Plan, the Bio-Techne Corporation Second

Amended and Restated 2010 Equity Incentive Plan or any other stock plan of the Company shall continue to be governed by the terms and conditions of the plan pursuant to which it was granted and the applicable award agreement.

5.Released Parties. The term "Released Parties" as used in this Agreement means: (a) the Company and its past and present direct and indirect parents, subsidiaries, affiliates and other related entities (whether or not they are wholly owned) and (b) the past and present direct and indirect future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, Executives and attorneys of each entity described in clause (a) of this sentence and (c) the predecessors, successors and assigns of each person or entity described in clause (a) or (b) of this sentence.
6.Release of All Claims. The Executive, and anyone claiming through the Executive or on the Executive’s behalf, hereby waive and release the Company and the other Released Parties with respect to any and all claims, whether currently known or unknown, that the Executive now has or has ever had against the Company or any of the other Released Parties arising from or related to any act, omission or thing occurring or existing at any time prior to or on the date on which the Executive signs this Agreement. Without limiting the generality of the foregoing, the claims waived and released by the Executive hereunder include, without limitation:
(a)all claims arising out of or related in any way to the Executive’s employment, compensation, other terms and conditions of employment or termination from employment with the Company, including, without limitation, all claims for any compensation payments, bonus, severance pay, equity or other compensation or benefit;
(b)all claims that were or could have been asserted by the Executive or on the Executive’s behalf: (i) in any federal, state or local court, commission or agency; or (ii) under any common law theory (including, without limitation, all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel, unjust enrichment and any other contract, tort or other common law claim of any kind); and
(c)all claims that were or could have been asserted by the Executive or on the Executive’s behalf under: (i) the Age Discrimination in Employment Act, as amended; and (ii) any other federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including, without limitation, under any of the following laws, as amended from time to time: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Executive Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Minnesota Human Rights Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Minimum Fair Wage Act, the Massachusetts Plant Closing Law, the Massachusetts Wage Act, the Massachusetts Equal Pay Act, the Massachusetts Parental Leave Act, the Massachusetts Sexual Harassment Statute and the Massachusetts Paid Family and Medical Leave Act.

Notwithstanding the foregoing provisions of this Section 6, nothing in this Agreement shall waive or release: (i) any claim that cannot be waived or released by law; (ii) any claim to enforce this Agreement; (iii) any claim for workers’ compensation or unemployment insurance benefit, or (iv) any claim, if any, to indemnification under any applicable law, any Company by-laws, or any director and officer insurance, it being understood and agreed that this Agreement does not create or expand upon any such rights to indemnification.

7.	No Other Actions or Claims. The Executive represents and warrants that:

(a) there has not been filed by the Executive or on the Executive’s behalf any legal or other proceeding against any of the Released Parties (provided, however, that the Executive need not disclose to the Company, and the foregoing representation and warranty in this clause (a) does not apply to, conduct or matters described in Section 11 below); (b) the Executive is the sole owner of the claims that are released in Section 6 above; (c) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person or entity; and (d) the Executive has the full right and power to grant, execute and deliver the releases, undertakings and agreements contained in this Agreement. The Executive further agrees that the Executive shall not at any time become a party to, or otherwise become, a class or collective member or other similar claimant in any class, collective, representative, multiple-plaintiff or other consolidated or similar action in any court or arbitration against any of the Released Parties that involves or is based upon any claim waived and released by the Executive pursuant to Section 6 above and will take all steps necessary to opt out of any such actions.

8.No Other Payments or Benefits. Except as expressly provided in this Agreement, the Executive acknowledges and agrees that the Executive is not entitled to and will not receive any other compensation, payments, benefits or recovery of any kind from the Company or any of the other Released Parties, including, without limitation, any bonus, commissions, severance, equity or other payments. Further, any amounts payable under this Agreement shall not constitute compensation or otherwise be creditable with respect to any Company benefit plans or programs. In the event of any complaint, charge, proceeding or other claim (collectively, “Claims”) filed with any court, other tribunal or governmental or regulatory entity that involves or is based upon any claim waived and released by the Executive pursuant to Section 6 above, the Executive hereby waives and agrees not to accept any money or other personal relief on account of any such Claims for any actual or alleged personal injury or damages to the Executive, including, without limitation, any costs, expenses and attorneys' fees incurred by or on behalf of the Executive (provided, however, that this Agreement does not limit the Executive’s eligibility to receive an award under applicable law, if any, for providing truthful information to a governmental agency or regulatory entity).
9.Withholding; Compliance with Section 409A of the Code. All amounts and benefits payable under this Agreement shall be reduced by any and all required or authorized withholding and deductions. It is intended that any amounts payable under this Agreement will be exempt from or comply with Section 409A of the Code, and treasury regulations relating thereto, so as not to subject the Executive to the payment of any interest and additional taxes which may be imposed under Section 409A of the Code, and this Agreement shall be interpreted and construed accordingly. In the event the terms of this Agreement would subject the Executive to additional taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company or any of the Released Parties be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to the Executive’s “termination of employment,” such term shall be deemed to refer to the Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, if the Executive is a “specified Executive,” as defined in Section 409A of the Code, as of the date of the Executive’s separation from service, then to the extent any amount payable to the Executive (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the date that is six months following the Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the date that is six months following the separation from service and (b) the date of the Executive’s death. Further, to the extent any payments hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A of the Code, and the period to consider and not revoke this Agreement or the Supplemental Release spans two taxable years, then the payments hereunder shall be made in the later of the two taxable years to the extent necessary to comply with Section 409A of the Code. Each payment under this Agreement as a result of the separation of the Executive’s service shall be considered a separate payment for purposes of Section 409A of the Code. Any reimbursement payable to the Executive pursuant to this Agreement shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy and shall be paid to the Executive within 30 calendar days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefit to be provided during any other calendar year. The right to reimbursement or to an in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

10.	Cooperation; Continued Advisory Support; Nondisparagement.
(a)Following the Separation Date, Executive agrees to reasonably cooperate with the Company and its affiliates, at the Company’s reasonable request, in connection with matters arising out of Executive’s service to the Company, including without limitation the transition of responsibilities and the Company’s investigation, prosecution, or defense of any claim, investigation, inquiry, audit, or legal proceeding. Such cooperation shall include making Executive reasonably available for interviews, conferences, discovery, preparation, depositions, hearings, and/or trial testimony, and providing truthful information to the best of Executive’s knowledge. The Company will use reasonable efforts to schedule such cooperation so as not to unreasonably interfere with Executive’s personal commitments or any subsequent employment. The Company will reimburse Executive for reasonable, documented out-of-pocket expenses incurred in providing such cooperation, in accordance with the Company’s reimbursement policies. Nothing in this Section shall require Executive to provide services that would conflict with Executive’s legal or ethical obligations, or require Executive to act against Executive’s own legal interests.
(b)Without altering the Separation Date, the parties acknowledge and agree that Executive may, as reasonably necessary and upon Company’s request, be asked to provide ad hoc advisory assistance related to the transition of duties and historical context for matters arising during Executive’s employment, provided that Executive’s continuing advisory support shall not exceed a de minimis level of service which shall not exceed more than 10% of the average level of bona fide service performed by executive during Executive’s employment with the Company. Executive shall not be obligated to provide such advisory support under this Section 10(b) after June 30, 2026. The consideration provided by the Company under this Agreement shall be the sole and exclusive consideration for Executive’s continued advisory support.
(c)Except as otherwise provided in Section 11 below, Executive shall refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill or standing in the community of the Company or any of the other Released Parties.

11.	Non-Interference.
(a)Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement or any other agreement between the Employer and the Executive shall prohibit or prevent the Executive from (i) having filed or filing a charge with or participating, testifying or assisting in any investigation, hearing or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws; (ii) reporting possible violations of federal law or regulations, including, without limitation, any possible securities laws violations, to any governmental agency or regulatory (including self-regulatory) entity, including, without limitation, to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress or any agency Inspector General; (iii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; (d) fully participating in any federal whistleblower programs, including, without limitation, any such programs managed by the U.S. Securities and Exchange Commission or the Occupational Safety and Health Administration; or (e) receiving an award for providing information to any federal, state or local governmental agency or regulatory entity.
(b)Nothing in this Agreement prohibits any or both of the following: (i) the Executive from testifying in an administrative, legislative or judicial proceeding regarding alleged criminal conduct or alleged unlawful employment practices (including, without limitation, sexual harassment) by any person or entity, when the Executive has been required or requested to attend such proceeding pursuant to court order, subpoena or written request from an administrative agency or the legislature; and (ii) the disclosure of information believed in good faith to be truthful relating to unlawful employment practices, including, without limitation, claims of sexual assault, sexual harassment, harassment or discrimination based on sex, failure to prevent harassment or discrimination based on sex or retaliation against a person for reporting an act of harassment or discrimination based on sex, as those claims are defined under applicable law, to the extent the claims are filed in a civil or administrative action, and to the extent such disclosures are protected by law.
(c)The U.S. Defend Trade Secrets Act of 2016 provides that: (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (ii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prohibits or creates liability for any such protected conduct.
(d)The Executive acknowledges and agrees that, in connection with any disclosures consistent with Sections 13(a) and (c), the Executive must and shall inform such agency or entity of the confidential nature of any confidential information that the Executive provides and that the Executive is not permitted to disclose any information that is protected by the attorney-client privilege or any other privilege belonging to the Company or any of its affiliates, as the Company and its affiliates do not waive and intend to preserve such privileges.

12.No Admission. Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the other Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the Executive or otherwise. The Company and the other Released Parties expressly deny any such illegal or wrongful conduct.
13.ACKNOWLEDGMENTS. THE EXECUTIVE ACKNOWLEDGES, UNDERSTANDS AND AGREES THAT: (a) THE EXECUTIVE HAS READ AND UNDERSTANDS THE TERMS AND EFFECT OF THIS AGREEMENT; (b) THE EXECUTIVE RELEASES AND WAIVES CLAIMS THROUGH THE DATE THE EXECUTIVE SIGNS THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH THE EXECUTIVE ALREADY IS ENTITLED;

(c) THE EXECUTIVE HEREBY IS AND HAS BEEN ADVISED TO HAVE THE EXECUTIVE’S ATTORNEY (CHOSEN BY THE EXECUTIVE, AND AT THE EXECUTIVE’S COST) REVIEW THIS AGREEMENT BEFORE SIGNING IT; (d) THE EXECUTIVE HAS 21 CALENDAR DAYS IN WHICH TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT; AND (e) WITHIN 15 CALENDAR DAYS AFTER THE DATE ON WHICH THE EXECUTIVE SIGNS THIS AGREEMENT, THE EXECUTIVE MAY, AT THE EXECUTIVE’S SOLE OPTION, REVOKE THIS AGREEMENT UPON WRITTEN NOTICE TO BIO-TECHNE CORPORATION, 614 MCKINLEY PLACE NORTHEAST, MINNEAPOLIS, MN 55413, ATTN: GENERAL COUNSEL, AND THIS AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THIS 15-DAY REVOCATION PERIOD HAS EXPIRED WITHOUT ANY REVOCATION BY THE EXECUTIVE. IF THE EXECUTIVE REVOKES THIS AGREEMENT, IT SHALL BE NULL AND VOID. ANY MODIFICATION OF THIS AGREEMENT, WHETHER MATERIAL OR IMMATERIAL, WILL NOT RESTART THE 21 CALENDAR DAY CONSIDERATION PERIOD SET FORTH ABOVE.

THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE: (I) IS NOT RELYING UPON ANY STATEMENTS, UNDERSTANDINGS, REPRESENTATIONS, EXPECTATIONS OR AGREEMENTS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT; (II) HAS MADE THE EXECUTIVE’S OWN INVESTIGATION OF THE FACTS AND IS RELYING SOLELY UPON THE EXECUTIVE’S OWN KNOWLEDGE; AND (III) KNOWINGLY WAIVES (A) ANY CLAIM THAT THIS AGREEMENT WAS INDUCED BY ANY MISREPRESENTATION OR NONDISCLOSURE AND (B) ANY RIGHT TO RESCIND OR AVOID THIS AGREEMENT BASED UPON PRESENTLY EXISTING FACTS, KNOWN OR UNKNOWN. THE PARTIES STIPULATE THAT THE COMPANY, IN ENTERING INTO THIS AGREEMENT, IS RELYING ON THESE REPRESENTATIONS AND WARRANTIES, ALL OF WHICH SURVIVE THE EXECUTION OF THIS AGREEMENT.

14.Entire Agreement, Amendment, Waiver; Headings; Counterparts; and Assignment. This Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior or contemporaneous agreements and understandings, oral or written, between such parties regarding such matters, provided that nothing in this Agreement shall limit or release the Executive from any obligation regarding confidentiality, intellectual or other property or post-employment activities that the Executive has or may have to the Company or any of its affiliates, except as otherwise provided in Section 11 above. This Agreement may be modified only in a written agreement signed by both parties, and any party's failure to enforce this Agreement in the event of one or more events that violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations. The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Agreement. The word “or” is not exclusive. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument. This Agreement is enforceable by the Company and its affiliates and may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any parent or other affiliate of the Company or any person that at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets, stock or business of the Company or of any division thereof. The Executive may not assign any of the Executive’s rights or obligations under this Agreement.

15.Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Minnesota, without regard to its choice of law rules.
16.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
17.Clawback. Notwithstanding anything to the contrary in this Agreement or otherwise, the Executive acknowledges and agrees that any payments or benefits provided hereunder that constitute “incentive-based compensation” pursuant to the Securities and Exchange Commission’s final clawback rules under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, NASDAQ’s listing standards and any applicable clawback policy that the Company may implement in connection therewith (such final clawback rules, listing standards and Company policy, together, the “Clawback Rules”) shall be subject to repayment by the Executive as contemplated and required thereunder. Accordingly, the Executive acknowledges and agrees that, to the extent required under the Clawback Rules, the Executive shall timely and fully repay any such amounts, on a pre-tax basis, to the Company and agrees that any such repayment shall, in no event, constitute a breach of the Company’s obligations hereunder.

BY SIGNING BELOW, THE PARTIES REPRESENT THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND THEREBY:

BIO-TECHNE CORPORATION

By: /s/ Shane BohnenMarch 3, 2026

Shane Bohnen, Senior Vice President, General Counsel

EXECUTIVE

/s/ Dr. Matt McManusMarch 5, 2026

DR. MATT MCMANUS